UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 30, 2011

CHINA EDUCATION ALLIANCE, INC.
 (Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	001-34386 (Commission File Number)	56-2012361 (IRS Employer Identification No.)

58 Heng Shan Road, Kun Lun Shopping Mall Harbin, People’s Republic of China (Address of principal executive offices)	150090 (Zip Code)

Registrant’s telephone number, including area code: 86-451-8233-5794

Copies to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2011, the Company’s board of directors (the “Board”) appointed Xiaohua Gu as a director of the Board and a member of the Audit Committee, the Compensation Committee and the Nominating Committee. Mr. Gu will serve for a term of three years or till his resignation, dismissal, death or when his successor is duly elected and qualified.

Mr. Gu, 38, is a partner at Richlink Capital, a financial service institution focusing on private equity fund management and investment banking services. From July 2006 to February 2010, Mr. Gu worked as assistant manager in taxation at the Hangzhou Office of KPMG Advisory (China) Limited, where he was engaged in providing tax advisory and compliance services. Mr. Gu received his Master of Science in Accounting from Lees Metropolitan University in 2004 and his Master of Business Administration from University of Newcastle upon Tyne in 2001. He got his bachelor degree in tourism from Shanghai University in 1995.

Mr. Gu’s compensation for his services as director is set forth in an appointment agreement (“Appointment Agreement”) between Mr. Gu and the Company, dated June 30, 2011. Pursuant to the Appointment Agreement, Mr. Gu shall receive $15,000 annually for his services. Additionally, Mr. Gu will be granted options to purchase a total 30,000 shares of common stock of the Company over three years.

There are no understandings or arrangements between Mr. Gu and any other person pursuant to which Mr. Gu was elected as a director. Mr. Gu does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

The foregoing description of the principal terms of the Appointment Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Appointment Agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits
10.1 Translation of Appointment Agreement between the Company and Xiaohua Gu, dated June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EDUCATION ALLIANCE, INC.

Dated: June 30, 2011
	By:	/s/ Xiqun Yu
	Name:	Xiqun Yu
	Title:	Chief Executive Officer